Exhibit 8.3


                         [LETTERHEAD OF ALLEN & OVERY]


                                        _______________, 1997

ADT Limited
Cedar House
41 Cedar Avenue
Hamilton HM12
Bermuda

Registration Statement on Form S-4
Registration No. 333-24363

Dear Sirs,

   We have acted as special legal advisors in England for ADT Limited, a Bermuda company ("ADT") in connection with the proposed merger of Tyco International Ltd ("Tyco") into Limited Apache, Inc., a Massachusetts corporation and a wholly owned subsidiary of ADT, pursuant to the Agreement and Plan of Merger dated as of March 17, 1997 among Tyco, ADT and Merger Subsidiary (the "Merger Agreement"). In connection therewith, we have prepared the discussion as to the position of shareholders of ADT set forth under the caption "Certain United States Federal Income, United Kingdom and Bermuda Tax Consequences--United Kingdom" (the "Discussion") in the Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus") that is part of the Registration Statement on Form S-4 (Registration No. 333-24363) filed by ADT and Tyco with the Securities and Exchange Commission.

   In rendering our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate in connection with this opinion. We hereby confirm our opinion as set forth in the Discussion, which is a description of the material United Kingdom tax consequences for shareholders of ADT of the reverse stock split of ADT common shares contemplated by the Merger Agreement and of the material United Kingdom tax consequences of holding combined company common shares.
Our opinion is contained to such matters. We express no opinion as to the laws of Bermuda, the United States of America or any other territory or jurisdiction.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus. The issuance of such consent does not concede that we are an "expert" for the purposes of the Securities Act of 1933.

                                        Yours faithfully,